Exhibit 99.4

The following emails related to the transaction were made available to employees of VMware:

To:	All VMware FTEs, AWFs & Interns/Co-ops

Fr:	Pat Gelsinger

Da:	Thursday, August 22, 2019; 1:20 p.m. PT

Su:	VMware Announces Intent to Acquire Pivotal and Carbon Black

Team,

I am very pleased to share that we made important announcements today regarding our intent to acquire two public companies. The acquisitions of these companies will fundamentally accelerate our Any Cloud, Any App, Any Device strategy as we help drive our customers’ digital transformation agendas. The first, Pivotal, is a leading provider of a multi-cloud developer platform that is transforming and accelerating the way the world develops software. They also are a member of the Dell Technologies family of companies. The second, Carbon Black, is a leading provider of an innovative cloud-native security platform and also a long-time strategic partner of ours.

These are the largest and first public transactions in our company’s history but more importantly, they are further proof that our dual-pronged strategy of investing in organic and inorganic innovation is gaining momentum. Our organic innovation engine remains strong and we will continue creating core, disruptive technologies that change the industry. We can also be proud of our proven ability to effectively acquire and integrate leading-edge companies. After these transactions close, we will be the only company able to deliver software solutions that enable customers to build, run, manage, connect and protect any app, on any cloud and any device.

Together with Pivotal and Carbon Black, we will advance our goal of offering more comprehensive and trusted multi-cloud solutions. Pivotal will transform our customers’ ability to build, run and manage modern apps with velocity and efficiency as well as further strengthen our credibility with developers and Carbon Black will help us deliver a highly differentiated (enterprise-grade) security portfolio that transforms our customers’ ability to protect workloads, clients and applications from device to cloud.

Pivotal

Acquiring Pivotal builds upon the Kubernetes investments we’ve made over the last two years and supports our strategy to accelerate the adoption of the Kubernetes platform as the de facto standard for multi-cloud infrastructure. Specifically, Pivotal will extend our portfolio with the products, tools and services necessary to create the only one-stop shop capable of building, running and managing Kubernetes-based applications with velocity and efficiency. Together, we will be well-positioned to capitalize on increasing customer demand for an enterprise Kubernetes solution that accelerates software delivery for modern apps on any cloud. For more detail, read Paul Fazzone’s blog, GM of the Cloud Native App (CNA) Business Unit.

***

Carbon Black

With Carbon Black joining the VMware family, we will take a huge step forward in delivering an enterprise-grade platform to protect workloads, applications and networks — from device to cloud. As a result of this combination, and for the first time in the industry, workload security will be agentless and endpoint management and security will be collapsed into a unified solution, providing tremendous additional value to customers.

Carbon Black’s innovative security cloud platform leveraging big data analytics provides comprehensive protection of endpoints and a defense against a variety of threats. The combination of Carbon Black’s solutions with VMware’s security products including AppDefense, Workspace ONE, NSX and SecureState will create a modern security cloud platform that can protect workloads, clients and applications for Any App running on Any Cloud. This ground-breaking, highly differentiated, intrinsic security platform will provide customers advanced threat detection and in-depth application behavior insight to stop sophisticated attacks and accelerate responses.

With this acquisition, VMware will take a significant leadership position in security for the new age of modern applications and devices that exist in a multi-cloud world. For more detail, please see Tom Corn’s blog, Senior Vice President of Security Products.

***

Looking Forward

Once the transactions close, I know you will join me in extending a warm welcome to the Pivotal and Carbon Black teams. This is a major milestone for all of us and I want to personally thank the VMware, Carbon Black and Pivotal teams that have worked tirelessly and in close partnership to make these transactions possible. The next steps of integration and transition planning will require even more collaboration and diligence and we have much to learn from each other. I’m confident that our agile, innovative and community-oriented cultures will blend well together and will get us through any challenges we face as we integrate teams.

***

Pat

From: Shankar Iyer

To: EUC

Cc: E Staff, PCS-LT

Bcc: Michele Healey

Subject: VMware Announces Intent to Acquire Carbon Black (FORWARD CASCADE OF PAT’S EMAIL)

Date: 8/22, following Pat’s email

EUC Team,

I hope you had a chance to read Pat’s message below. The EUC leadership team and I are very excited about the synergies with Workspace ONE and the opportunity (when the deal closes) to significantly accelerate Workspace ONE growth. The capabilities Carbon Black brings will allow us to double down on the Workspace ONE zero trust security proposition, significantly add value to Workspace ONE Intelligence and expand our footprint in endpoint security.

Please note that we have not yet closed this transaction, and we cannot talk about our “combined” strategy and deliverables externally until that occurs. Close is expected by the end of FY20, and at that time, we will work closely with the Carbon Black team on our integration plans. Until that time, please refer to the FAQs for additional information and for more on what you can and cannot say to anyone outside of VMware.

This news adds great momentum to our story as we head into VMworld next week, and I look forward to hearing the excitement from our customers. Let’s stay focused on the work at hand, and I’ll see many of you next week in San Francisco.

Shankar

To:	All Customer Operations (Sanjay’s Organization)

Fr:	Sanjay Poonen

Da:	22 August 2019; 2:00 p.m. PT

Su:	Customer and Partner Resources for Pivotal and Carbon Black Announcements

Team,

VMware made some exciting announcements today regarding two important acquisitions. If you haven’t already, please read Pat’s summary on Source. We announced our intent to acquire Pivotal, a leading provider of a multi-cloud developer platform that is transforming and accelerating the way the world develops software; and Carbon Black, a leading provider of an innovative cloud-native security platform and a long-time strategic partner of ours.

I am personally excited to serve as executive sponsor for Security and for Carbon Black’s transition to VMware. Security has been a passion of mine, just like many of our other new product areas, like Containers, so together with Pivotal, I couldn’t be more excited about the potential of these two great acquisitions.

As many of us are heading to VMworld US next week and will be responding to customer and partner questions through ongoing interactions, I wanted to reiterate a few key points:

Key Takeaways from the Announcements:

•	VMware’s vision is to support our customers’ digital transformation by delivering a multi-cloud software architecture that enables any app on any cloud delivered to any device.

•

These two acquisitions directly support our vision. They will enable us to address key strategic IT priorities—building apps with a modern approach and protecting enterprise applications and endpoints.

•	With Pivotal, VMware will be able to deliver an integrated modern apps portfolio combining Pivotal’s next-generation developer platform and VMware’s Kubernetes portfolio.

•	With Carbon Black, VMware will be able to provide a next generation security cloud with Carbon Black’s protection suite and VMware’s intrinsic security assets.

•	Adding these companies to VMware’s portfolio will allow the company to deliver software solutions that enable customers to build, run, manage, connect and protect any app, on any cloud and any device.

What to Expect Between Now and Close

It is important to note that these transactions have not closed – we expect both to close before the end of FY20. During this period, we will partner closely with the acquired companies’ leadership teams and our business leaders to work through the details of the integration and ensure a smooth transition. It is business as usual at both companies for now and we will provide updates, as they are available.

***

I look forward to seeing many of you at VMworld next week and for those of you who have been preparing for Momentum Season around the world – thank you!

Best,

Sanjay

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding the proposed acquisitions of Carbon Black and Pivotal Software by VMware, such as: the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers. These forward-looking statements are subject to applicable safe harbor provisions under federal securities laws, such as the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisitions (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer and the outcome of the vote by Pivotal stockholders to approve the Pivotal acquisition; (3) the possibility that either or both acquisitions do not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to each acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) the possibility that the expected benefits from the proposed acquisitions will not be realized or will not be realized within the expected time period; (7) the risk that the businesses will not be integrated successfully; (8) the risk of litigation and regulatory actions related to the proposed acquisitions; (9) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (10) other unexpected costs or delays in connection with the acquisitions. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Pivotal Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger with Pivotal Software (the “Pivotal Merger”). This communication does not constitute an offer to sell or the solicitation of an offer to buy VMware securities or the solicitation of any vote or approval. The proposed Pivotal Merger will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Pivotal, the Company and Dell Technologies in connection with the proposed transaction. The definitive proxy statement will be mailed to Pivotal’s stockholders.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of Pivotal’s website at investors.pivotal.io or by contacting Pivotal’s Investor Relations Department via e-mail at ir@pivotal.io.

Pivotal, VMware, Dell Technologies Inc. and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may be obtained free of charge from the sources indicated above.

Additional Information about the Carbon Black Tender Offer and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.